EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Second Quarter

METAIRIE, La., Aug. 2, 2013 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended June 30, 2013 was $994,000, or $0.38 per diluted share, an increase of $378,000 from the second quarter of 2012. Net interest income was approximately $2.5 million during each of the respective three month periods ended June 30, 2013 and 2012. Our provision for loan losses was $6,000 during the second quarter of 2013 compared to $73,000 during the second quarter of 2012. Non-interest income for the June 30, 2013 quarter increased by $436,000 compared to the June 30, 2012 quarter due primarily to an increase in gains on loans sold and an increase in gains from other equity investments. Total non-interest expense was $2.0 million for each of the quarterly periods ended June 30, 2013 and 2012. For the six month period ended June 30, 2013, the Company reported net income of $1.5 million, or $0.57 per diluted share, compared to net income of $1.1 million, or $0.40 per diluted share, during the six month period ended June 30, 2012.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "The Board and executive management team of the Company are pleased to announce that our net income for the recently completed second quarter of 2013 rose to a historic high as a public company. In addition to the record earnings reported this quarter, the Company's tangible book value per share has increased to $19.50, which we believe is the best measurement of core shareholder value in the Company".

Total assets were $315.7 million at June 30, 2013, an increase of $3.8 million compared to December 31, 2012. During the six months ended June 30, 2013, cash and cash equivalents decreased from $10.6 million to $5.3 million. Total securities available-for-sale were $10.7 million at June 30, 2013, a decrease of $1.5 million compared to December 31, 2012. Total securities held-to-maturity decreased by $12.6 million during the first six months of 2013, to $54.8 million, at June 30, 2013. The decreases in securities available-for-sale and securities held-to-maturity were due to the contractual and early repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $235.4 million at June 30, 2013, an increase of $22.3 million, or 10.5%, compared to December 31, 2012. During the first six months of 2013, our first mortgage loans secured by single family residential loans increased by $15.2 million, our funded home equity loans and lines increased by $2.3 million, our loans secured by multifamily residential collateral increased by $4.8 million, and our first mortgage loans secured by non-residential commercial real estate increased by $133,000.

Total deposits were $198.3 million at June 30, 2013 compared to $196.2 million at December 31, 2012. As of June 30, 2013, non-interest bearing deposits were $12.8 million, and interest-bearing deposits were $185.5 million. Total Federal Home Loan Bank advances and other borrowings were $56.0 million at June 30, 2013, an increase of $2.5 million from December 31, 2012.

Total shareholders' equity was $56.3 million at June 30, 2013, a decrease of $414,000 million from December 31, 2012. During the six months ended June 30, 2013, the Company acquired 149,387 shares of its common stock at a total cost of $2.6 million pursuant to its repurchase plans. Additionally, the Company reissued 19,035 shares of treasury stock upon the exercise of stock options by several directors, which exercises resulted in an aggregate net increase of $219,000 to shareholders' equity. The increase in our treasury stock account was partially offset by net income of $994,000 and the release of 42,934 shares held by the Company's Recognition and Retention Plan Trust which became vested and were released to plan participants during the first six months of 2013. The release of these shares from the Recognition and Retention Plan Trust increased shareholders' equity by $498,000. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.33%, 24.74%, and 25.89%, respectively, at June 30, 2013.

Net interest income was approximately $2.5 million during each of the quarterly periods ended June 30, 2013 and 2012. Interest income during the second quarter of 2013 was $3.3 million, a decrease of $310,000 compared to the second quarter of 2012. This decrease in interest income between the respective quarterly periods was primarily due to a $4.3 million decrease in the average balance of interest-earning assets and a 34 basis point decrease in the average yield on our interest-earning assets.  The average yield on our interest-earning assets was 4.25% and 4.59%, respectively, for the quarterly periods ended June 30, 2013 and 2012. Interest income on loans receivable was $2.8 million during both the second quarter of 2013 and the second quarter of 2012.  The average balance of our loans receivable increased by $20.6 million during the second quarter of 2013 compared to the second quarter of 2012; however, the average yield on loans receivable decreased by 52 basis points between the respective quarterly periods. The average balance of our mortgage-backed securities and CMOs decreased by $29.5 million and the average yield on these securities decreased by 25 basis points during the second quarter of 2013 compared to the second quarter of 2012, resulting in a decrease of $284,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities during the second quarter of 2013 was $37,000, at an average yield of 2.33%, compared to $36,000, at an average yield of 2.25%, during the second quarter of 2012. Interest income earned on other interest-earning assets was $5,000 and $4,000, respectively, for the three month periods ended June 30, 2013 and June 30, 2012.

During the six month period ended June 30, 2013, net interest income was $5.0 million, an increase of $45,000 compared to the six month period ended June 30, 2012. Our net interest margin, which expresses net interest income as a percentage of average-interest earning assets, was 3.27% for the six months ended June 30, 2013, an increase of eight basis points compared to the six month period ended June 30, 2012. Interest income decreased by $636,000, to $6.5 million, during the first half of 2013 compared to the first half of 2012. During this time, our average interest-earning assets decreased by $5.4 million and the average yield earned on our interest-earning assets decreased by 33 basis points. Interest income on loans receivable was $5.4 million, with an average yield of 4.84%, for the six months ended June 30, 2013 compared to $5.5 million, with an average yield of 5.38%, for the six months ended June 30, 2012. The average balance of our mortgage-backed securities and CMOs was $65.9 million during the first six months of 2013, resulting in interest income of $1.0 million compared to an average balance of $88.5 million during the first six months of 2012, which generated interest income of $1.5 million. The average yield on our mortgage-backed securities and CMOs was 3.06% and 3.48%, respectively, for the semi-annual periods ended June 30, 2013 and 2012. Interest income on investment securities was $75,000 and interest income on other interest-earning assets was $9,000 during the first six months of 2013.

Total interest expense was $750,000, with our interest-bearing liabilities having an average cost of 1.23%, during the second quarter of 2013, compared to $1.1 million and an average cost of 1.76% for the second quarter of 2012. The average rate paid on interest-bearing deposits was 0.92% during the quarter ended June 30, 2013, a decrease of 24 basis points from the quarter ended June 30, 2012. Interest expense on borrowings was $328,000 at an average cost of 2.20% during the second quarter of 2013, and $565,000 at an average cost of 3.44% during the second quarter of 2012.  The decrease in our interest expense on borrowings was primarily due to the maturity of certain higher cost borrowings during the fourth quarter of 2012 and the first and second quarters of 2013, and their subsequent replacement with lower rate wholesale funding. The average interest rate spread for the three months ended June 30, 2013 was 3.02% compared to 2.83% for the three months ended June 30, 2012. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.28% and 3.19%, respectively, for the three month periods ended June 30, 2013, and June 30, 2012.

For the six month period ended June 30, 2013, total interest expense was $1.5 million, a decrease of $681,000 compared to the six month period ended June 30, 2012. Average interest bearing liabilities were $239.4 million for the June 30, 2013 semi-annual period with an average cost of 1.28% compared to average interest-bearing liabilities of $245.8 million with an average cost of 1.80% during the June 30, 2012 semi-annual period.

The Company recorded a provision for loan losses of $6,000 during the second quarter of 2013 compared to $73,000 during the second quarter of 2012. Our allowance for loan losses was $2.1 and $1.8 million, respectively, at June 30, 2013, and 2012, or 0.88% and 0.84% of total loans receivable as of those dates.

For the six months ended June 30, 2013, our provision for loan losses was $147,000 compared to $128,000 during the six months ended June 30, 2012. At June 30, 2013, total non-performing loans were $1.2 million, or 0.50% of total loans, and total non-performing assets were $1.7 million, or 0.55% of total assets. Stated as a percentage of non-performing loans, our allowance for loan losses at June 30, 2013 was 176.45%.

Non-interest income for the second quarter of 2013 was $980,000, an increase of $436,000 from the second quarter of 2012. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $231,000 and $236,000, respectively, during the second quarter of 2013 and the second quarter of 2012. Gains on the sale of mortgage loans were $483,000 during the second quarter of 2013 compared to $268,000 during the second quarter of 2012. A gain of $234,000 was recognized on the Company's equity investment in a small business investment company ("SBIC") during the second quarter of 2013. A gain of $18,000 was recognized during the second quarter of 2012 on this SBIC investment.

For the six month periods ended June 30, 2013 and 2012, total non-interest income was $1.5 million and $818,000, respectively. During the 2013 period, the Company recorded a $93,000 increase in customer service fees, and a $287,000 increase in gains on the sale of loans. In addition, during the first six months of 2013, the Company recognized gains on its SBIC investment of $293,000, an increase of $275,000 compared to the first six months of 2012.

Total non-interest expense was $2.0 million for each of the quarterly periods ended June 30, 2013 and 2012. Salaries and employee benefits expense decreased by $130,000 during the second quarter of 2013 compared to the second quarter of 2012 due primarily to a reduction in the level of equity compensation associated with our stock option and recognition and retention plans. During the first quarter of 2013, the majority of the awards associated with these plans became fully vested and expensed. Occupancy expenses were $337,000, an increase of $25,000, during the second quarter of 2013 compared to the second quarter of 2012. The net cost of our REO operations increased by $23,000, to $55,000, during the second quarter of 2013 compared to the second quarter of 2012 due primarily to additional charge-offs of $18,000 and a $4,000 increase in legal fees. Advertising expense increased by $31,000 to $99,000 during the second quarter of 2013 compared to the second quarter of 2012, due to promotional efforts related to a checking account campaign launched in the first quarter of 2013. Other non-interest expenses were $291,000 for the second quarter of 2013, and $269,000 for the second quarter of 2012.

Non-interest expense for the first half of 2013 was $4.0 million, an increase of $145,000 compared to the first half of 2012. Salaries and employee benefits expense was $2.4 million during the six months ended June 30, 2013, a decrease of $80,000 compared to the six months ended June 30, 2012. A decrease of $233,000 in our equity compensation plan expenses was partially offset by an $110,000 increase in salary expense associated with staffing our new branch which opened in the second quarter of 2012. Occupancy expense was $668,000 and $603,000, respectively, for the semi-annual periods ended June 30, 2013 and 2012. This increase was primarily due to the opening of the new branch office during the second quarter of 2012 and increased data processing costs. Our Louisiana bank share tax was $115,000 and our FDIC insurance premium was $76,000 for the six month period ended June 30, 2013. The net cost of REO operations during the first half of 2013 was $73,000, an increase of $3,000 compared to the first half of 2012. Advertising expenses increased by $80,000, to $197,000, during the 2013 semi-annual period compared to the 2012 semi-annual period due primarily to our new checking account campaigns. Other non-interest expenses were $544,000 during the six months ended June 30, 2013 compared to $468,000 during the six months ended June 30, 2012.

For the three month period ended June 30, 2013, the Company recorded income tax expense of $519,000, an increase of $192,000 from the three month period ended June 30, 2012. This increase in income tax expense was primarily due to an increase in pre-tax income of $570,000 between the respective quarterly periods.

Income tax expense was $785,000 based on pre-tax income of $2.3 million during the first half of 2013 compared to income tax expense of $604,000 on pre-tax income of $1.7 million during the first half of 2012.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Selected Financial and Other Data:
Total assets	$ 315,658	$ 311,862
Cash and cash equivalents	5,339	10,646
Securities available-for-sale
Investment securities	6,342	6,384
Mortgage-backed securities & CMOs	4,329	5,755
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	54,808	67,454
Loans receivable, net	235,449	213,159
Deposits	198,277	196,206
FHLB advances and other borrowings	55,964	53,454
Shareholders' equity	56,292	56,706

Book Value per Share	$19.50	$18.79

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,287	$ 3,597	$ 6,513	$ 7,149
Total interest expense	750	1,099	1,529	2,210
Net interest income	2,537	2,498	4,984	4,939
Provision for loan losses	6	73	147	128
Net interest income after provision for loan losses	2,531	2,425	4,837	4,811
Total non-interest income	980	544	1,477	818
Total non-interest expense	1,998	2,026	4,035	3,890
Income before income taxes	1,513	943	2,279	1,739
Income taxes	519	327	785	604
Net income	$ 994	$ 616	$ 1,494	$ 1,135

Earnings per share:
Basic	$ 0.40	$ 0.23	$ 0.60	$ 0.42
Diluted	$ 0.38	$ 0.22	$ 0.57	$ 0.40
Weighted average shares outstanding
Basic	2,478,520	2,693,471	2,474,713	2,725,160
Diluted	2,606,964	2,830,702	2,610,056	2,861,985

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.25%	4.59%	4.28%	4.61%
Average rate on interest-bearing liabilities	1.23%	1.76%	1.28%	1.80%
Average interest rate spread(2)	3.02%	2.83%	3.00%	2.81%
Net interest margin(2)	3.28%	3.19%	3.27%	3.19%
Average interest-earning assets to average interest-bearing liabilities	126.76%	125.74%	127.25%	126.13%
Net interest income after provision for loan losses to non-interest expense	126.68%	119.69%	119.88%	123.68%
Total non-interest expense to average assets	2.52%	2.52%	2.58%	2.45%
Efficiency ratio(3)	56.81%	66.60%	62.45%	67.57%
Return on average assets	1.25%	0.77%	0.95%	0.71%
Return on average equity	7.14%	4.31%	5.37%	3.95%
Average equity to average assets	17.54%	17.78%	17.77%	18.08%

	At or For the Period Ended
	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2013	2013	2012
Non-performing loans as a percent of total loans receivable (5) (6)	0.50%	0.58%	0.68%
Non-performing assets as a percent of total assets(5)	0.55%	0.62%	0.67%
Allowance for loan losses as a percent of non-performing loans	176.45%	154.12%	132.02%
Allowance for loan losses as a percent of total loans receivable (6)	0.88%	0.89%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	-0.02%	0.00%	0.01%

Capital Ratios(4):
Tier 1 leverage ratio	14.33%	14.17%	14.03%
Tier 1 risk-based capital ratio	24.74%	24.38%	25.39%
Total risk-based capital ratio	25.89%	25.52%	26.50%
_________________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190